Exhibit 12

                        PennFed Financial Services, Inc.
               Computation of Ratios of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                   Year ended June 30,
                                                       -------------------------------------------------------------------------
                                                          2001           2000            1999           1998            1997
                                                       ------------   ------------    ------------   ------------    -----------
Earnings:
     Earnings before income tax expense                   $ 19,321       $ 19,921        $ 17,761       $ 17,440       $ 11,091
     Add: interest on borrowed funds                        28,299         24,443          20,138         17,669         12,901
                                                       ------------   ------------    ------------   ------------    -----------
     Earnings before fixed charges excluding
         interest on deposits                               47,620         44,364          37,899         35,109         23,992
     Interest on deposits                                   51,285         46,758          48,648         48,200         40,172
                                                       ------------   ------------    ------------   ------------    -----------
     Earnings before fixed charges                        $ 98,905       $ 91,122        $ 86,547       $ 83,309       $ 64,164
                                                       ============   ============    ============   ============    ===========

Fixed charges:
     Interest on borrowed funds                           $ 28,299       $ 24,443        $ 20,138       $ 17,669       $ 12,901
                                                       ============   ============    ============   ============    ===========
     Fixed charges excluding interest on
         deposits                                         $ 28,299       $ 24,443        $ 20,138       $ 17,669       $ 12,901
     Interest on deposits                                   51,285         46,758          48,648         48,200         40,172
                                                       ------------   ------------    ------------   ------------    -----------
     Total fixed charges                                  $ 79,584       $ 71,201        $ 68,786       $ 65,869       $ 53,073
                                                       ============   ============    ============   ============    ===========
     Ratio of earnings to fixed charges
         excluding interest on deposits                       1.68x          1.81x           1.88x          1.99x          1.86x
                                                       ============   ============    ============   ============    ===========
     Ratio of earnings to fixed charges
         including interest on deposits                       1.24x          1.28x           1.26x          1.26x          1.21x
                                                       ============   ============    ============   ============    ===========